Commercial register of canton Basel-Stadt

Identification number	Legal status	Entry	Cancelled	Carried CH-270.3.002.061-2	
CHE-103.867.266	**Limited or Corporation**	01.03.1996		from: on:	**1**

All data

In	Ca	Business name	Ref	Legal seat
1		**Novartis AG**	1	**Basel**
1	2	~~(Novartis SA) (Novartis Ltd)~~		
2		(Novartis SA) (Novartis Inc.)		

CHE-103.867.266	**Novartis AG**	**Basel**	**9**

All data

In	Mo	Ca	Personal Data	Function	Signature
73			Rehm, Christian Jakob, von Ruschein, in Muttenz		joint signature at two
84			Roth Pellanda, Katja Nicole, von Basel, in Basel		joint signature at two